                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                        MANSUR WOOD LIVING CENTER, L.P.

                           DECEMBER 31, 2006 AND 2005



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                        MANSUR WOOD LIVING CENTER, L.P.

                               TABLE OF CONTENTS


                                                                            PAGE

INDEPENDENT AUDITOR'S REPORT                                                   3

FINANCIAL STATEMENTS:

     BALANCE SHEETS                                                            4

     STATEMENTS OF INCOME                                                      6

     STATEMENTS OF CHANGES IN PARTNERS' EQUITY                                 7

     STATEMENTS OF CASH FLOWS                                                  8

NOTES TO FINANCIAL STATEMENT                                                   9

SUPPLEMENTAL INFORMATION

     INDEPENDENT AUDITOR'S REPORT ON INFORMATION
     ACCOMPANYING THE BASIC FINANCIAL STATEMENTS                              17

     SUPPLEMENTAL SCHEDULE                                                    18

                      PAILET, MEUNIER and LeBLANC, L.L.P.
                          Certified Public Accountants
                             Management Consultants

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Mansur Wood Living Center, L.P.
Bettendorf, Iowa

      We have audited the accompanying balance sheets of Mansur Wood Living Center, L.P. as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that It Is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal contral over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's Internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mansur Wood Living Center, L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paulet, Meunier and LeBlanc, L.L.P.


Metarie, Louisiana
June 28, 2007


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                        MANSUR WOOD LIVING CENTER, L.P.

                                BALANCE SHEEETS

                           December 31, 2006 and 2005



                                                     2006              2005
                                                 ------------      ------------
                                     ASSETS
Current Assets
  Cash and Cash Equivalents                      $      1,798      $      6,091
  Accounts Receivable                                  47,670            34,420
  TIF Receivable                                       58,456            90,838
  Prepaid Insurance                                     9,300            11,600
                                                 ------------      ------------
     Total Current Assets                             117,224           142,949
                                                 ------------      ------------

Restricted Deposits & Reserves
  Tenant Security Deposits                             23,512            11,982
  Tax and Insurance Escrow                             58,141            40,406
  Replacement Reserve                                  79,226            61,447
                                                 ------------      ------------
     Total Restricted Deposits & Reserves             160,879           113,835
                                                 ------------      ------------

Property and Equipment
  Land                                                 51,500            51,500
  Building                                         10,910,418        10,910,416
  Furniture & Fixtures                                128,966            81,931
  Accumulated Depreciation                         (2,698,467)       (2,284,064)
                                                 ------------      ------------
     Total Property and Equipment                   8,392,415         8,759,783
                                                 ------------      ------------

Other Assets
  Financing Fees - Net                                 53,080            60,764
                                                 ------------      ------------
     Total Other Assets                                53,080            60,764
                                                 ------------      ------------
TOTAL ASSETS                                     $  8,723,598      $  9,077,331
                                                 ============      ============

            See accountant's report and notes to financial statements

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                         MANSUR WOOD LIVING CENTER, L.P.

                                 BALANCE SHEETS

                           December 31, 2006 and 2005


                                                      2006             2005
                                                   -----------      -----------
                             LIABILITIES AND EQUITY

Current Liabilities
  Accounts Payable                                 $   103,972      $    70,739
  Accrued Expenses                                       1,956            3,227
  Prepaid Rent                                             440              611
  Tenant Security Deposits                              32,041           29,621
  Accrued Interest Payable                              22,800           23,433
  Accrued Real Estate Taxes                            161,000          150,000
  Reporting Fees Payable                                40,000           35,000
  Current Portion Long-Term Debt                       110,274          102,411
                                                   -----------      -----------
     Total Current Liabilities                         472,483          415,042
                                                   -----------      -----------

Long-Term Debt
  Mortgage Payable                                   3,622,825        3,725,236
  Less Current Portion Long-Term Debt                 (110,274)        (102,411)
  Due to Related Parties                               414,229          360,467
  Due to Developer                                     445,732          445,732
                                                   -----------      -----------
     Total Long-Term Debt                            4,372,512        4,429,024
                                                   -----------      -----------

     Total Liabilities                               4,844,995        4,844,066

Partners' Equity                                     3,878,603        4,233,265
                                                   -----------      -----------

TOTAL LIABILITIES AND EQUITY                       $ 8,723,598      $ 9,077,331
                                                   ===========      ===========



            See accountant's report and notes to financial statements

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                         MANSUR WOOD LIVING CENTER, L.P.

                              STATEMENTS OF INCOME

                           December 31, 2006 and 2005

                                                       2006             2005
                                                   -----------      -----------
  REVENUES
    Rent Revenue                                   $   668,930      $   687,216
    Laundry & Vending                                    1,415            1,036
    NSF & Late Fee Revenue                               4,087            5,093
    Other Revenue                                       29,417          100,539
                                                   -----------      -----------
         Total Revenue                                 703,849          793,884
                                                   -----------      -----------
  EXPENSES
    Administrative                                     133,776          126,725
    Utilities                                           65,864           29,482
    Operating and Maintenance                           80,705           68,983
    Taxes and Insurance                                 73,879           75,234
    Interest Expense                                   277,661          294,061
    Depreciation & Amortization                        422,088          413,309
                                                   -----------      -----------
       Total Expenses                                1,053,973        1,007,794
                                                   -----------      -----------

  Net Operating Income (Loss)                         (350,124)        (213,910)
                                                   -----------      -----------

  Other Revenue (Expense)
    Interest income                                        462              368
    Entity Expense - Reporting Fees                     (5,000)          (5,000)
                                                   -----------      -----------
       Total Other Revenue (Expense)                    (4,538)          (4,632)
                                                   -----------      -----------

NET INCOME (LOSS)                                  $  (354,662)     $  (218,542)
                                                   ===========      ===========

            See accountant's report and notes to financial statements

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                         MANSUR WOOD LIVING CENTER, L.P.

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                 For the Years Ended December 31, 2006 and 2005




                                                   2006                2005
                                                -----------         -----------

Balance, January 1                              $ 4,233,265         $ 4,451,807

Capital Contributions                                     0                   0

Net Income (Loss)                                  (354,662)           (218,542)

Distributions                                             0                   0

Prior Period Adjustments                                  0                   0
                                                -----------         -----------
Balance, December 31                            $ 3,878,603         $ 4,233,265
                                                ===========         ===========



            See accountant's report and notes to financial statements

                         MANSUR WOOD LIVING CENTER, L.P.

                            STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 2006 and 2005

                                                            2006         2005
                                                         ---------    ---------
Cash flows from operating activities
  Net Income                                             $(354,662)   $(218,543)
                                                         ---------    ---------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                            422,087      413,309
  (Increase) decrease in accounts receivable                19,132      (41,507)
  (Increase) decrease in prepaid expenses                    2,300          783
  Increase (decrease) in accounts payable                   33,233       20,852
  Increase (decrease) in interest payable                     (633)           0
  Net change in tenants' security deposits held              2,420       (8,608)
  Increase (decrease) real estate taxes payable             11,000            0
  Increase (decrease) in accrued liabilities                (1,271)           0
  Increase (decrease) in prepaid rent                         (171)           0
                                                         ---------    ---------
Total adjustments                                          488,097      384,829
                                                         ---------    ---------
Net cash provided (used) by operating activities           133,435      166,286
                                                         ---------    ---------
Cash flow from Investing activities:
  Cash payments for the purchase of properly               (47,035)     (61,220)
  Transfer (to) from operating reserves                    (17,735)     (11,672)
  Transfer (to) from replacement reserve                   (17,779)      (1,194)
  Transfer (to) from security deposit                      (11,530)           0
                                                         ---------    ---------
Net cash provided (used) by Investing activities           (94,079)     (74,086)
                                                         ---------    ---------
Cash flow from financing activities:
  Increase (Payments) Related Party Debts                   53,762            0
  Principal payments on long-term debt                    (102,411)     (95,109)
  Increase (payments) reporting fees payable                 5,000            0
                                                         ---------    ---------
Net cash provided (used) by financing activities           (43,649)     (95,109)
                                                         ---------    ---------
Net increase (decrease) in cash and equivalents             (4,293)      (2,909)
Cash and equivalents, beginning of year                      6,091        9,000
                                                         ---------    ---------
Cash and equivalents, end of year                        $   1,798    $   6,091
                                                         =========    =========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest expense                                       $ 277,759    $ 294,649
                                                         =========    =========

            See accountant's report and notes to financial statements

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                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE A - ORGANIZATION

MANSUR WOOD LIVING CENTER, L.P. (the Partnership) was organized as a limited partnership under the laws of the State of Illinois formed to acquire, construct, own and operate a rental housing project eligible for low income housing tax credits available under Section 42 of the Internal Revenue Code. The Project consists of 115 rental units located in Carbon Cliff, Illinois. The project began rental operations during calendar year 2000.

The Project is eligible for low-income housing tax credits established under the program described in Section 42 of the Internal Revenue Code. The Partnership's financing agreement and Section 42 Revenue Code provisions place various restrictions on the operations of the Partnership including rental of units only to households with limited income.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting
-------------------

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents
-------------------------

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalization and Depreciation
-------------------------------

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-fine method. Buildings are depreciated over twenty-seven years using the straight line method. Equipment and furnishings are depreciated over a period of five years using the straight line method.

The Partnership incurred and capitalized $208,516 of interest and financing fees during the construction period and is depreciating them over 15 years using the straight-line method.

Income Taxes
------------

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low Income tax credits as provided by Section 42 of the Internal Revenue Code.

Accounts Receivable and Bad Debts
---------------------------------

Tenant rents are due on the first day of each month of the tenant's lease. Rents are considered delinquent when they become more than 30 days past due. Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Impairment of Lonu-Lived Assets
-------------------------------

The Partnership reviews long-lived assets, including rental property and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

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                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk
----------------------------

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Rental Income and Prepaid Rents
-------------------------------

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

NOTE C - ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, Actual results could differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow
-----------------------

The tenants' security deposits are maintained In an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants' security deposits and assessments for damages. The security deposit escrow account was under funded at December 31, 2006 and 2005.

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                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE D - RESTRICTED DEPOSITS AND ESCROWS (CONTINUED)

Tax and Insurance Escrow
------------------------

The Partnership makes monthly payments to escrow funds to accumulate reserves for real estate taxes and insurance. Disbursements in 2006 and 2005 for real estate taxes and insurance totaled $226,829 and $254,054, respectively, while deposits to the escrow account totaled $244,564 and $267,151, respectively. At December 31, 2006 and 2005, the Partnership had no delinquent real estate taxes.

Reserve for Replacements
------------------------

The Partnership is required by its loan agreement to make monthly deposits to the Reserve for Replacements totaling $17,400 annually. Disbursements from this escrow are restricted to replacement of structural elements or mechanical equipment. Deposits to the reserve for replacements totaled $48,251 and $17,715 during 2006 and 2005, while disbursements from the account totaled $30,472 and $16,521 in 2006 and 2005.

NOTE E - LONG-TERM DEBT

The notes below are secured by property and equipment of the Partnership at December 31, 2006 and by assignment of all accounts, rents, deposits, or other amounts receivable arising out of the operation of the project.

                                                          2006           2005
                                                       -----------  -----------

Mortgage note payable, original amount of $3,592,000,
bearing interest at 7.57% per annum held by Fannie Mae.
Monthly principal and interest Installments totaling
$25,288 are based on a 15-year amortization of the
original note balance. The loan matures July 1, 2016   $ 3,381,594  $ 3,427,175

Mortgage note payable, original amount of $505,000,
bearing Interest at 7.30% per annum held by Fannie Mae.
Monthly principal and interest installments totaling
$6,393 are based on a 10-year amortization of the
original note balance. The loan matures July 1, 2010       241,231      298,061
                                                       -----------  -----------
Total mortgages payable                                $ 3,622,825  $ 3,725,236
Less: Current maturities of long term debt               (110,274)     (102,411)
                                                       -----------  -----------

Total long-term portion                                $ 3,512,551  $ 3,622,825
                                                       ===========  ===========

                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE E - LONG-TERM DEBT (CONTINUED)

Estimated principal payments due over the next five years are as follows:

          December 31, 2007                 $  110,274
            2008                               118,741
            2009                               127,858
            2010                               105,321
            2011                                66,473
            and Thereafter                   3,094,158
                                            ----------
            Total                           $3,622,825
                                            ==========

NOTE F - RELATED PARTY TRANSACTIONS

The developer fees were assigned to a newly admitted General Partner, LVMW, LLC, on April 6, 2005. As of December 31, 2006 and 2005, $445,732 of developer fees remained unpaid.

The partnership agreement provides for the Partnership to pay the Limited Partner an annual reporting management fee of $5,000. During 2006 and 2005, management fees incurred were $5,000. At December 31, 2006 and 2005, $40,000 and $35,000 was owed for management fees, respectively.

The partnership agreement provides for the Partnership to pay to the General Partner an annual incentive management fee equal to 70% of available cash flow. No such fee was earned in 2006 and 2005.

The General Partner is obligated under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, Including advances made pursuant to such obligation, The advances are non-interest bearing, unsecured and due on demand. Outstanding advances by the General Partner under these terms totaled $113,546 and $40,425, as of December 31, 2006 and 2005, respectively.

In years prior to 2005, the Limited Partner advanced funds to the Partnership to fund operating deficits. Outstanding advances payable to the Limited Partner at December 31, 2006 and 2005, totaled $263,133.

                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006

NOTE G - PARTNERS AND PARTNESHIP INTEREST

The Partnership has one General Partner, LVMW, LLC, which has a 1% interest, one Special Limited Partner, WNC Housing, L.P., which has .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI, L.P., Series 5, which holds a 98.99% interest.

NOTE H - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, is generally distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

NOTE I - TIF RECEIVABLE AND REAL ESTATE TAXES

Pursuant to a Redevelopment Agreement, dated November 2, 1998, between the Partnership and the Village of Carbon Cliff, Rock island County, Illinois (the "Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. Real estate taxes remitted to the Village of Carbon Cliff during the years ended December 31, 2006 and 2005 totaled $153,344 and $255,126, respectively.

At December 31, 2006 and 2005, the Partnership was owed $58,456 and $90,838, respectively, by the Village of Carbon Cliff under the terms of this Redevelopment Agreement.

NOTE J - PROPERTY PURCHASE OPTION

According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the Project. Such option Is based on the General Partner or sponsor maintaining the low-Income occupancy of the Project and Is in a form satisfactory to legal and accounting counsel.

                         MANSUR WOOD LIVING CENTER, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2006


NOTE K - RECLASSIFICATIONS

Some items in the 2005 financial statements have been reclassified to be consistent with the current year's presentation.